Exhibit 10.15

QUANTUM-SI INCORPORATED

NONEMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted June 10, 2021)

The Board of Directors of Quantum-Si Incorporated (the “Company”) has approved the following Nonemployee Director Compensation Policy (this “Policy”) to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. The Policy establishes compensation to be paid to nonemployee directors of the Company.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Compensation

A.	Equity Grants

1.       Annual Grants

Each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s 2021 Equity Incentive Plan or a successor plan (the “Equity Plan”), a number of non-qualified stock options (“Options”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) having an aggregate grant date fair value of $100,000, valued based on a Black-Scholes valuation method (rounded down to the nearest whole share), each year beginning in 2022 on the first business day after the Company’s annual meeting of stockholders (the “Annual Grant”).

2.       Initial Grants for Newly Appointed or Elected Directors

Each new Outside Director (including any Outside Director whose election to the Board of Directors was approved at the Company’s special meeting of stockholders on June 9, 2021) shall be granted, automatically and without any action on the part of the Board of Directors, under the Equity Plan, a number of restricted stock units (“RSUs”) (each RSU relating to one share of Common Stock, having an aggregate fair market value equal to $200,000, determined by dividing (A) $200,000 by (B) the closing price of the Common Stock on the Nasdaq Stock Market on the date of the grant (rounded down to the nearest whole share), on the first business day after the date that the Outside Director is first appointed or elected to the Board of Directors (the “Initial Grant” and, together with the Annual Grants, the “Outside Director Grants”).

3.       Terms of Outside Director Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each Outside Director Grant shall: (i) vest, in the case of (A) an Annual Grant, at the end of the “Directors’ Compensation Year,” which shall be defined as the period beginning on the date of each regular Annual Stockholders Meeting and ending on the date of the next regular Annual Stockholders Meeting, subject to the Outside Director’s continued service on the Board of Directors through the applicable Directors’ Compensation Year, and (B) an Initial Grant, in equal annual installments over three years from the date of the grant, subject to the Outside Director’s continued service on the Board of Directors on the applicable vesting dates; and (ii) be granted under the Company’s standard form of agreement unless on or prior to the date of grant the Board of Directors or the Compensation Committee shall determine that other terms or conditions shall be applicable.

B.	Cash Fees

1.	Annual Cash Fees

Each Outside Director will receive an annual cash retainer fee in the amount of $50,000, and the following additional annual cash fees shall be paid to the Outside Directors serving on the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable (collectively, the “Annual Fees”).

Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

2.	Payment Terms for All Cash Fees

Annual Fees payable to Outside Directors shall be paid quarterly in arrears as soon as practicable following the last business day of each fiscal quarter.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation prorated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a prorated basis through his or her last day of service that shall be paid as soon as practicable following the last business day of the fiscal quarter.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors. Each Outside Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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